EXHIBIT 21.1

SUBSIDIARIES OF COMMERCIAL VEHICLE GROUP, INC.

	Entity	Jurisdiction

1.	Trim Systems, Inc.	Delaware

2.	Trim Systems Operating Corp.	Delaware

3.	CVG International Holdings, Inc.	Barbados

4.	CVG Vehicle Components (Shanghai) Co., Ltd.	China

5.	CVS Holdings Limited	United Kingdom

6.	Commercial Vehicle Systems Limited	United Kingdom

7.	Bostrom Limited	United Kingdom

8.	Bostrom Investments Limited	United Kingdom

9.	KAB Seating, L.L.C.	Delaware

10.	Bostrom International Limited	United Kingdom

11.	KAB Seating AB	Sweden

12.	KAB Seating PTY. LTD.	Australia

13.	KAB Seating SA	Belgium

14.	National Seating Company	Delaware

15.	KAB Seating Limited	United Kingdom

16.	CVS Holdings, Inc.	Delaware

17.	Sprague Devices, Inc.	Delaware

18.	CVG Management Corporation	Delaware

19.	CVG Logistics, LLC	Delaware

20.	Mayflower Vehicle Systems, LLC	Delaware

21.	T.S. Mexico S. de R. L. de C.V.	Mexico

22.	Monona Corporation	Delaware

23.	Monona Wire Corporation	Iowa

24.	Monona (Mexico) Holdings LLC	Illinois

25.	MWC de Mexico S. de R.L. de C.V.	Mexico

26.	EMD Servicious, S.A. de C.V.	Mexico

27.	Cabarrus Plastics, Inc.	North Carolina

28.	CVG European Holdings, LLC	Delaware

29.	CVG International GP	Bermuda

30.	C.I.E.B. Kahovec, spol. s.r.o.	Czech Republic

31.	CVG Czech Management, s.r.o.	Czech Republic

32.	CVG Global s.a.r.l.	Luxembourg

33.	CVG Czech I s.r.o.	Czech Republic

34.	PEKM Kabeltechnik s.r.o.	Czech Republic

35.	CVG Ukraina	Ukraine

36.	CVG Oregon, LLC	Delaware

37.	CVG CS LLC	Delaware

38.	Comercial Vehicle Group Mexico S. de R.L. de C.V.	Mexico

39.	CVG AR LLC	Delaware

40.	CVG Alabama, LLC	Delaware

41.	CVG Vehicle Components (Beijing) Co., Ltd.	China

42.	CVG Seating India Private Limited	India